Exhibit 2.19

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:36 PM 10/05/2004
FILED 03:26 PM 10/05/2004
SRV 040719871 - 3318552 FILE

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

XRG,INC.

XRG, INC.. a corporation organized and existing under and by virtue of the General Corporation Law of State of Delaware (the “Corporation:), does hereby certify:

FIRST: That the Board of Directors of the Corporation has adopted resolutions by unanimous· written consent thereof setting forth a proposed amendment to the Corporation's Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Corporation, as set forth below, by deleting Article FOURTH thereof, substituting a new Article FOURTH in lieu thereof, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for their approval as permitted by Section 242 of the General Corporation Law of the State of Delaware.

Article FOURTH of the Certificate of Incorporation of the Corporation is deleted and the following new Article FOURTH is substituted in lieu thereof:

ARTICLE FOURTH

This Corporation shall be authorized to issue one class of capital stock designated as Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 500,000,000 shares, par value $.001 per share. Each share of Common Stock is entitled to one (1) vote per share. .

SECOND: That the foregoing Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 228, and otherwise duly adopted in accordance with the provisions of Section 242, of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby certify and acknowledge under penalty of perjury that this Certificate of Amendment is the act and deed of the Corporation. and the facts stated herein are true.

Dated: September 30 , 2004

XRG, INC.

By: /s/ Kevin P. Brennan
Kevin P. Brennan
President

Attest: /s/ Stephen R. Couture

Stephen R. Couture

Secretary